The Joint Annual Meeting of Shareholders of the Common Shares of First Trust Energy Income and Growth Fund, First Trust Enhanced Equity Income Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust Mortgage Income Fund, First Trust Strategic High Income Fund II, First Trust/Aberdeen Emerging Opportunity Fund, First Trust Specialty Finance and Financial Opportunities Fund, First Trust Active Dividend Income Fund, First Trust Energy Infrastructure Fund, Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund and First Trust High Income Long/Short Fund was held on April 18, 2012 (the "Annual Meeting"). At the Annual Meeting, Richard E. Erickson and Thomas R. Kadlec were elected by the Common Shareholders of the First Trust/Aberdeen Emerging Opportunity Fund as Class II Trustees for a three-year term expiring at the Fund's annual meeting of shareholders in 2015. The number of votes cast in favor of Mr. Erickson was 5,037,020, the number of votes against was 82,820 and the number of abstentions was 207,945. The number of votes cast in favor of Mr. Kadlec was 5,036,548, the number of votes against was 83,292 and the number of abstentions was 207,945. James A. Bowen, Niel B. Nielson and Robert F. Keith are the other current and continuing Trustees.